Exhibit 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint, Inc. Announces Receipt of Delisting Determination From Nasdaq Staff and Decision to Appeal Delisting Notice to Nasdaq Panel; Stock Will Remain Listed Pending Resolution of the Appeal

Tuesday July 25, 6:30 am ET

CITY OF INDUSTRY, Calif., July 25 /PRNewswire-FirstCall/ — Global ePoint, Inc. (Nasdaq: GEPT - News) a leading manufacturer of security technologies for the aviation, law enforcement, industrial, and commercial markets, announced today that it received a letter from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market on July 19, 2006, stating that the Company may be subject to delisting from The Nasdaq Capital Market due to violations of the Nasdaq’s Marketplace Rules.

Specifically, the Nasdaq Staff believes that the Company’s May 25, 2006 Series E financing should be aggregated with its June 3, 2005 Series C and November 7, 2005 Series D issuances, and that this combined issuance violates Nasdaq Marketplace Rule 4350(i)(1)(D), which requires shareholder approval for certain transactions involving the potential issuance of securities equal to 20% or more of the issuer’s voting power. The Staff’s July 19 letter also cited the Company’s failure to file listing of additional shares (“LAS”) forms fifteen days prior to the close of its Series C, D, and E financings, as required by Marketplace Rule 4310(c)(17). The Staff believes that these two violations raise public interest concerns under Marketplace Rules 4300 and IM-4300.

The Company has determined to appeal the Staff’s determination to a Nasdaq Listing Qualifications Panel (the “Panel”), which will operate to stay the delisting of Global ePoint’s securities pending a final determination by the Panel.

At its Panel hearing the Company intends to argue that the timing, terms, and nature of its Series C, D, and E financings do not warrant aggregation, and that disaggregating these three transactions moots the shareholder approval violation. Additionally, the Company plans to demonstrate that any potential shareholder approval issues raised by the aggregated transactions may be cured either through obtaining shareholder approval of the Series E financing or modifying the terms of the transactions. The Company is diligently pursuing shareholder approval of the Series E financing and has filed a preliminary proxy statement with the SEC concerning the financing. The Company will endeavor to obtain shareholder approval of the Series E financing prior to the Panel hearing, and has received written confirmation from the holders of a significant number of common shares that they will vote in favor of the Series E financing. While obtaining shareholder approval of the Series E financing will not, by itself, resolve all of the issues before the Panel, the Company believes that obtaining shareholder approval may help to alleviate some of the Nasdaq Staff’s concerns. Finally, the Company intends to argue that it substantially complied with the requirement to file LAS forms prior to the close of its Series E financing and that the Company’s actions otherwise represent a good-faith, reasonable attempt to meet the requirements of the Marketplace Rules, and therefore that they raise no public interest concerns.

Although the Company believes that these arguments are meritorious and that it should remain listed on the Nasdaq Capital Market, there can be no guarantee that the Panel will agree, or that the Company’s shares will remain listed in the future.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

Additional Information:

Global ePoint has filed with the Securities and Exchange Commission a preliminary proxy statement, and other relevant documents in connection with the shareholder approvals described above. Investors and security holders are advised to read the definitive proxy statement, if and when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement, if and when available, and other documents filed by Global ePoint at the Securities and Exchange Commission’s web site at www.sec.gov. The definitive proxy statement and such other documents may be obtained, if and when available, from Global ePoint by directing such request to Global ePoint, Inc. 339 S. Cheryl Lane, City of Industry, California 91789, Attention: Investor Relations. A description of any interests that Global ePoint’s directors and executive officers have in the Series E preferred stock will be available in the definitive proxy statement.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, matters such as the Company’s compliance with Nasdaq listing requirements, its appeal to a Nasdaq Listing Qualifications Panel, and the continued listing of the Company’s securities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s ability to persuade the Panel that its Series C, D, and E financings should not be aggregated, that these financings do not raise shareholder approval issues under the Nasdaq Marketplace Rules, and that the Company was justified in filing its LAS forms after the close of these transactions. For a discussion of these and other factors that may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For More Information:

MKR Group, LLC

Charles Messman, Partner

Todd Kehrli, Partner

(818) 556-3700